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                                                                     EXHIBIT 5.1

         ----------------     TROUTMAN SANDERS LLP      --------------------
                                ATTORNEYS AT LAW
                         A LIMITED LIABILITY PARTNERSHIP


                              BANK OF AMERICA PLAZA
                     600 PEACHTREE STREET, N.E. - SUITE 5200
                           ATLANTA, GEORGIA 30308-2216
                             TELEPHONE: 404-885-3000
                             FACSIMILE: 404-885-3995


                                 March 18, 2004



CNB Holdings, Inc.
7855 North Point Parkway, Suite 200
Alpharetta, Georgia  30022

         Re:      CNB Holdings, Inc.
                  Registration Statement on Form SB-2
                  1,250,000 Shares of Common Stock
                  Registration No. 333-111846

Ladies and Gentlemen:

         We have served as counsel to CNB Holdings, Inc., a corporation organized and existing under the laws of the State of Georgia (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of the above-described Registration Statement (the "Registration Statement") with respect to the offer and sale of up to 1,250,000 shares of common stock, par value $1.00 per share, of the Company (the "Shares").

         In rendering this opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement, as amended through the date hereof; (ii) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Georgia; (iii) the Bylaws of the Company, certified as complete and correct by the President and Chief Executive Officer of the Company; (iv) the form of the common stock certificate of the Company; and (v) such corporate and other documents, records and papers, certificates of public officials, and certificates of officers of the Company as we have deemed necessary for the purposes of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

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         Based upon such examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and compliance with the applicable provisions of the securities or "blue sky" laws of the various states, the Shares, when certificates therefore have been duly executed, countersigned, registered, issued and delivered by the proper officers of the Company in accordance with the terms of the Registration Statement, will be duly and validly issued, fully paid, and non-assessable.

         We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement, including the prospectus constituting a part thereof, as originally filed or as subsequently amended. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Sincerely,

                                   /s/ Troutman Sanders LLP